JETBLUE ANNOUNCES THIRD QUARTER RESULTS

NEW YORK (October 27, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2015:

•	Operating income of $351 million in the third quarter. This compares to operating income of $164 million in the third quarter of 2014.

•	Pre-tax income of $322 million in the third quarter. This compares to pre-tax income of $132 million in the third quarter of 2014.

•	Net income of $198 million, or $0.58 per diluted share. This compares to JetBlue’s third quarter 2014 net income of $79 million, or $0.24 per diluted share.

Financial Performance

JetBlue reported record third quarter operating revenues of $1.7 billion. Revenue passenger miles for the third quarter increased 9.2% to 11.1 billion on a capacity increase of 10.4%, resulting in a third quarter load factor of 85.3%, a decrease of 0.9 point year over year.

Yield per passenger mile in the third quarter was 14.02 cents, up 0.5% compared to the third quarter of 2014. Passenger revenue per available seat mile (PRASM) for the third quarter 2015 decreased 0.6% year over year to 11.96 cents and operating revenue per available seat mile (RASM) was essentially flat year over year at 13.01 cents.

Operating expenses for the quarter decreased 2.0%, or $29 million, over the prior year period. Interest expense for the quarter declined 16.2%, or $5 million, as JetBlue continued to reduce its debt. JetBlue’s operating expense per available seat mile (CASM) for the third quarter decreased 11.2% year over year to 10.30 cents. Excluding fuel and profit sharing, third quarter CASM1 increased 2.4% to 7.31 cents.

Operational Performance

System on time departures, or D0, decreased 2.4 points year-over-year in the third quarter. System arrival performance, or A14, improved 1.4 points. Completion factor improved 0.5 points.

“We posted another strong result in the third quarter as our revenue growth outperformed the industry and we ran an efficient and safe operation. These results are a testament to the hard work of our 18,000 crewmembers that provide outstanding customer service and inspire humanity each day.” said Robin Hayes, JetBlue’s President and CEO.

Fuel Expense and Hedging

In the third quarter JetBlue had hedges in place for approximately 14% of its fuel consumption. This resulted in a realized fuel price of $1.85 per gallon, a 39% decrease versus third quarter 2014 realized fuel price of $3.05. JetBlue recorded $27 million in losses on fuel hedges settling during the third quarter.

JetBlue has hedged approximately 15% of its fourth quarter 2015 projected fuel requirements using a combination of jet fuel swaps and collars. Based on the fuel curve as of October 16th, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $1.77 in the fourth quarter. JetBlue currently has no fuel hedges in place for 2016 or beyond.

Liquidity and Cash Flow
JetBlue ended the quarter with $1.1 billion in unrestricted cash and short term investments, or about 18% of trailing twelve month revenue. In addition, JetBlue maintains approximately $600 million in undrawn lines of credit.
During the third quarter, JetBlue repaid $54 million in regularly scheduled debt and capital lease obligations. JetBlue anticipates paying approximately $91 million in regularly scheduled debt and capital lease obligations and plans to buy out the leases on six A320 aircraft during the fourth quarter.
On September 15 JetBlue closed its previously announced Accelerated Share Repurchase program. In total, JetBlue purchased 6.8 million shares at a weighted average share price of $22.06. In addition, in September 2015 JetBlue entered into a Rule 10b5-1 trading plan agreement as part of its share buyback program announced in 2012, covering purchases of up to 3 million shares from October 30, 2015 through December 31, 2015.
“We continue to post strong financial results, generate healthy free cash flow, and strengthen our balance sheet.” said Mark Powers, JetBlue’s Chief Financial Officer. “Looking forward, we will allocate our capital to investments that will improve our return on invested capital and enhance the execution of the initiatives we outlined at our last Investor Day.”
Fourth Quarter and Full Year Outlook
CASM excluding fuel and profit sharing is expected to increase between zero and 2.0% in the fourth quarter 2015 and between zero and 1.0% percent for the full year. This represents a 0.5% reduction to the top end of our full year CASM excluding fuel and profit sharing guidance range.

Capacity is expected to increase between 8.5% and 10.5% in the fourth quarter 2015 and between 8.5% and 9.5% for the full year. The 0.5% increase to the high end of our full year capacity guidance range is a function of additional Mint service driven by higher utilization of our Mint fleet, and continued better than expected completion factor.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 27, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 32 million customers a year to 91 cities in the U.S., Caribbean, and Latin America with an average of 875 daily flights. For more information please visit JetBlue.com.

Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; global economic conditions, or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2014 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2015	2014	Change		2015	2014	Change
OPERATING REVENUES
Passenger	$1,551	$1,414	9.7		$4,455	$4,016	10.9
Other	136	115	18.8		367	355	3.5
Total operating revenues	1,687	1,529	10.4		4,822	4,371	10.3

OPERATING EXPENSES
Aircraft fuel and related taxes	342	515	(33.6)		1,048	1,476	(29.0)
Salaries, wages and benefits	389	318	22.4		1,139	963	18.3
Landing fees and other rents	91	88	3.0		264	248	6.3
Depreciation and amortization	84	79	6.7		252	243	8.2
Aircraft rent	30	31	(0.8)		92	93	(1.2)
Sales and marketing	69	59	15.5		199	182	9.3
Maintenance materials and repairs	132	109	21.5		371	305	21.8
Other operating expenses	199	166	20.6		571	524	8.8
Total operating expenses	1,336	1,365	(2.0)		3,936	4,025	(2.2)

OPERATING INCOME	351	164			886	346

Operating margin	20.8%	10.7%	10.1	pts.	18.4%	7.9%	10.5	pts.

OTHER INCOME (EXPENSE)
Interest expense	(32)	(37)	(16.2)		(98)	(113)	(13.7)
Capitalized interest	2	4	(52.5)		6	11	(41.1)
Interest income (expense) and other	1	1	31.5		—	(2)	(68.5)
Gain on sale of subsidiary	—	—	100.0		—	241	100.0
Total other income (expense)	(29)	(32)	(12.1)		(92)	137	(167.0)

INCOME BEFORE INCOME TAXES	322	132			794	483

Pre-tax margin	19.1%	8.6%	10.5	pts.	16.5%	11.0%	5.5	pts.

Income tax expense	124	53			307	170

NET INCOME	$198	$79			$487	$313

EARNINGS PER COMMON SHARE:
Basic	$0.63	$0.27			$1.55	$1.07
Diluted	$0.58	$0.24			$1.42	$0.93

Weighted average shares outstanding (thousands):
Basic	313,782	290,547			313,642	292,946
Diluted	343,519	341,108			345,805	343,496

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2015	2014	Change		2015	2014	Change

Revenue passengers (thousands)	9,237	8,579	7.7		26,190	24,091	8.7
Revenue passenger miles (millions)	11,063	10,127	9.2		31,157	28,421	9.6
Available seat miles (ASMs) (millions)	12,976	11,752	10.4		36,632	33,558	9.2
Load factor	85.3%	86.2%	(0.9)	pts.	85.1%	84.7%	0.4	pts.
Aircraft utilization (hours per day)	12.2	12.0	1.0		12.0	11.9	0.8

Average fare	$167.96	$164.80	1.9		$170.12	$166.70	2.1
Yield per passenger mile (cents)	14.02	13.96	0.5		14.30	14.13	1.2
Passenger revenue per ASM (cents)	11.96	12.03	(0.6)		12.16	11.97	1.6
Operating revenue per ASM (cents)	13.01	13.00	—		13.16	13.02	1.1
Operating expense per ASM (cents)	10.30	11.61	(11.2)		10.75	11.99	(10.4)
Operating expense per ASM, excluding fuel (cents)	7.67	7.22	6.2		7.88	7.59	3.8
Operating expense per ASM, excluding fuel and profit sharing (cents) (a)	7.31	7.13	2.4		7.59	7.56	0.4
Airline operating expense per ASM (cents) (b)	10.30	11.61	(11.2)		10.75	11.88	(9.6)

Departures	82,989	77,205	7.5		236,370	220,274	7.3
Average stage length (miles)	1,094	1,082	1.1		1,092	1,088	0.3
Average number of operating aircraft during period	209.0	197.4	5.9		206.3	194.8	5.9
Average fuel cost per gallon, including fuel taxes	$1.85	$3.05	(39.5)		$2.01	$3.09	(35.0)
Fuel gallons consumed (millions)	185	169	9.8		522	477	9.3
Average number of full-time equivalent employees (b)					14,418	13,225	9.0

(a)	Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel & profit sharing, at the end of our Earnings Release for more information on this non-GAAP measure.
(b)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations and no longer part of JetBlue from June 10, 2014

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	September 30,	December 31,
	2015	2014
	(unaudited)

Cash and cash equivalents	$544	$341
Total investment securities	635	427
Total assets	8,594	7,839
Total debt	1,982	2,233
Stockholders' equity	3,017	2,529

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Net Income and Pre-Tax Income, excluding special items. JetBlue excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company's recurring core operational performance in the periods shown. Therefore, we adjust for these amounts. Special items excluded in the tables below showing reconciliation of net income and pre-tax income include the gain on the sale of JetBlue's wholly-owned subsidiary LiveTV, LLC due to the non-recurring nature of this item.

	NON-GAAP FINANCIAL MEASURE

	RECONCILIATION OF NET INCOME, INCOME BEFORE INCOME TAXES AND EPS EXCLUDING SPECIAL ITEMS

	(in millions, except per share amounts)
	(unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2015	2014	2015	2014
		$	$	$	$

	Income before income taxes	$322	$132	$794	$483
	Less: Gain on sale of subsidiary	—	—	—	241
	Income before income taxes excluding special items	322	132	794	242
	Less: Income tax expense	124	53	307	170
	Add back: Income tax relating to gain on sale of subsidiary (c)	—	—	—	73
	Net Income excluding special items	$198	$79	$487	$145

	Earnings per common share excluding special items:
	Basic	$0.63	$0.27	$1.55	$0.50
	Diluted	$0.58	$0.24	$1.42	$0.44

(c)
The capital gain generated from the sale of LiveTV allowed JetBlue to utilize a capital loss carryforward which resulted in the release of a valuation allowance related to the capital loss deferred tax asset of $19 million.

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control such as (i) fuel costs, which are subject to many economic and political factors beyond our control and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING

(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2015		2014		2015		2014
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,336	10.30	$1,365	11.61	$3,936	$10.75	$4,025	$11.99
Less: Aircraft fuel and related taxes	342	2.63	515	4.39	1,048	2.87	1,476	4.40
Operating expenses, excluding fuel	994	7.67	850	7.22	2,888	7.88	2,549	7.59
Less: Profit sharing	47	0.36	11	0.09	107	0.29	11	0.03
Operating expense, excluding fuel and profit sharing	$947	7.31	$839	7.13	$2,781	$7.59	$2,538	$7.56

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com